Exhibit 10.2

MUTUAL TERMINATION AND RELEASE AGREEMENT
This MUTUAL TERMINATION AND RELEASE AGREEMENT (this “Agreement”), dated as of September 17, 2023, is entered into by and between Novartis Pharma AG, a Swiss corporation (“Novartis”) and BeiGene Switzerland GmbH, a Swiss corporation (“BeiGene”). Each of Novartis and BeiGene may be referred to herein as a “Party” and collectively as the “Parties.”
WHEREAS, the Parties entered into that certain Collaboration and License Agreement, dated January 11, 2021, as amended (the “Tisle Agreement”).
WHEREAS, the Parties entered into that certain Manufacturing Technology Transfer Agreement, dated June 28, 2021 (the “Technology Transfer Agreement”), and Master Supply Agreement, dated June 28, 2021 (the “Master Supply Agreement” and together with the Technology Transfer Agreement, the “Ancillary Agreements”).
WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Tisle Agreement.
WHEREAS, the Parties have determined that it is in the best interest of both Parties to terminate the Tisle Agreement and desire to settle and release any and all claims, controversies and disputes between them arising out of, or relating to, the Tisle Agreement.
NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties, intending to be legally bound, agrees as follows:
1.Termination of the Tisle Agreement. The Parties hereby acknowledge and agree the Tisle Agreement is terminated by mutual agreement of the Parties, with immediate effect and without any further notice to or action by any Party (and, for the avoidance of doubt, the Master Supply Agreement is simultaneously terminated as a result of such Tisle Agreement termination). The Parties also hereby acknowledge and agree that the Technology Transfer Agreement is terminated by mutual agreement of the Parties, with immediate effect and without any further notice to or action by any Party.
2.Effects of Termination of the Tisle Agreement. The Parties acknowledge and agree that the provisions of Section 15.7 of the Tisle Agreement shall not apply to the termination of the Tisle Agreement pursuant this Agreement, except for Section 15.7.1 which shall be deemed to apply to the termination of the Tisle Agreement pursuant to this Agreement. Furthermore, in furtherance of the mutual releases set forth in this Agreement, (i) notwithstanding Section 15.8 of the Tisle Agreement, neither Party shall have any liability to the other Party for any Damages or other liabilities that arose prior to its termination pursuant hereto; and (ii) notwithstanding Section 15.8.2 of the Tisle Agreement, only Article 1 (to the extent the definitions are used in other surviving provisions), Section 10.1, Section 10.2 (solely in respect of Joint Patents), Section 10.3 (solely in respect of Joint Patents), Article 12, Article 14 (solely with respect to Third Party Claims arising prior to the date of this Agreement and any Third Party Claims arising from any Existing Clinical Trials and any Additional Combination Trials), and Article 16 of the Tisle Agreement shall survive this termination of the Tisle Agreement.
3.Right of Reference.

(a)BeiGene grants to Novartis a non-exclusive, non-transferable (except in connection with a permitted assignment, sublicense or subcontract) “right of reference or use” (as defined in US FDA 21 CFR §314.3(b)), or similar “right of reference” as defined in Applicable Laws in the relevant part of the Territory, to permit FDA and such other applicable Regulatory Authorities to cross-reference the appropriate INDs for the Licensed Compound solely as necessary for Novartis to obtain the IND for the Existing Clinical Trials and any Additional Combination Trials. Upon Novartis’ request, BeiGene shall provide Novartis a cross-reference letter or similar communication to the applicable Regulatory Authority to effectuate such rights of reference, and shall execute any additional documents or instruments necessary to allow such cross-referencing.
(b)Novartis grants to BeiGene a non-exclusive, non-transferable (except in connection with a permitted assignment, sublicense or subcontract) “right of reference or use” (as defined in US FDA 21 CFR §314.3(b)), or similar “right of reference” as defined in Applicable Laws in the relevant part of the Territory, to permit FDA and such other applicable Regulatory Authorities to cross-reference the INDs for the Existing Clinical Trials and any Additional Combination Trials for which Novartis is the sponsor solely as necessary to support any BeiGene INDs for the Licensed Compound. Upon BeiGene’s request, Novartis shall provide BeiGene a cross-reference letter or similar communication to the applicable Regulatory Authority to effectuate such rights of reference, and shall execute any additional documents or instruments necessary to allow such cross-referencing.
4.Transfer. To the extent not already transferred or otherwise provided by Novartis to BeiGene during the Term of the Agreement, in accordance with the provisions of Section 15.7.1(c) of the Tisle Agreement, within […***…] after the date hereof, the Parties shall negotiate in good faith and enter into a Transition Plan in respect of the Development of the Licensed Compound and Licensed Product in the Novartis Territory, from Novartis to BeiGene in a manner consistent with Applicable Law and standards of ethical conduct of human Clinical Trials; provided, that Novartis shall not be required to transfer to BeiGene sponsorship of any Clinical Trials in the Novartis Territory for a Combination Regimen of the Licensed Compound and Licensed Products; and provided, further, that Novartis shall not be required to transfer to BeiGene sponsorship of, and Novartis shall continue to conduct, after the date of this Agreement, the Existing Clinical Trials. “Existing Clinical Trials” means the Clinical Trials in respect of Monotherapies and Combination Regimens being conducted by or on behalf of Novartis as of the date of this Agreement, as more particularly set forth on Exhibit A. The high-level key terms of the Transition Plan are set forth on Exhibit B. BeiGene and Novartis will amend or enter into a new pharmacovigilance agreement within […***…] after this Agreement, and Novartis will use good faith efforts to transition the global safety database for the Licensed Product to BeiGene as soon as reasonably possible. The November purchase order under the Master Supply Agreement for supply of Licensed Product and Licensed Compound is hereby cancelled and Novartis agrees to reimburse BeiGene for […***…] due under such purchase order. BeiGene will invoice Novartis for such amount, and Novartis shall pay such invoice within sixty (60) days after receipt.
5.Costs. Promptly after termination date, Novartis shall provide BeiGene with the list of all ongoing clinical development-related work packages, together with an estimate of the related out-of-pocket expenses. […***…]. For any new or planned clinical development-related work packages for tislelizumab not yet initiated as of the termination date that BeiGene elects to continue, Novartis would transfer any related data and/or materials to BeiGene during the Transition period, […***…]. For clarity […***…].
6.Future Supply by Novartis. Within […***…] after the date of this Agreement, the Parties shall negotiate in good faith and enter into one or more supply agreement(s) providing for clinical or commercial supply of the Licensed Compound, as well as the technical transfer to BeiGene of the Know-How and Materials owned or Controlled by Novartis in order to enable BeiGene and its designees to Manufacture the Licensed Compound (such agreement or agreement(s), the “Novartis Supply Agreement”), the terms of which shall include the terms set forth on Exhibit C hereto.
7.Clinical Trials.
(a)If Novartis desires to conduct any Clinical Trials other than the Existing Clinical Trials in respect of a Combination Regimen in the Field (“Additional Combination Trials”), it will notify BeiGene in writing, which notice will include a proposed protocol synopsis for such Additional Combination Trial not less than […***…] prior to the proposed date of initiation of such Additional Combination Trial. Within […***…] after receipt of such notice and proposed protocol synopsis, BeiGene will provide notice to Novartis to either approve or deny such Additional Combination Trial, such approval not to be unreasonably withheld. If BeiGene approves such Additional Combination Trial, Novartis may thereafter conduct such Additional Combination Trial at its sole cost and expense. Novartis shall provide BeiGene with summary updates of the material Development activities […***…] with respect to the conduct of any Additional Combination Trial that includes one or more proprietary pipeline products of such Party. Novartis will provide BeiGene a copy of the body of the clinical study report with respect to each Additional Combination Trial […***…] no later than […***…] following completion of such final clinical study report. […***…].
(b)BeiGene hereby grants to Novartis a non-exclusive, transferrable, worldwide, license, with the right to grant sublicenses, under the BeiGene Patents, BeiGene’s interest in Joint Inventions and Joint Patents, and the BeiGene Know-How, in each case, to conduct (including all aspects of Development) the Existing Clinical Trials, and any Additional Combination Trials which BeiGene has approved in accordance with Section 6(b). In the event Novartis desires to conduct any approved Additional Combination Trials, Novartis shall be free to use its supply or manufacture such quantities of Licensed Compound or Licensed Product as needed for such Additional Combination Trial, or, if Novartis desires BeiGene to supply Licensed Compound or Licensed Product for such Additional Combination Trial, the Parties shall promptly negotiate and enter into a clinical trial collaboration and supply agreement (“CTCSA”) in respect of such Additional Combination Trial, in a form to be negotiated by the Parties in good faith within […***…] after the execution of this Agreement, pursuant to which BeiGene shall supply quantities of Licensed Compound or Licensed Product, and Novartis shall conduct such Additional Combination Trial, on the terms set forth in the CTCSA. If Novartis intended to use its supply or manufacture Licensed Compound and/or Licensed Product for such Additional Clinical Trial, BeiGene and Novartis will enter into a clinical trial collaboration agreement (a “CTCA”) on terms substantially similar to the CTCSA (other than supply by BeiGene) in a form to be negotiated by the Parties in good faith within […***…] after the execution of this Agreement. Pursuant to any CTCSA entered into between the Parties, BeiGene shall supply quantities of Licensed Compound and/or Licensed Product to Novartis (i) at […***…], and (ii) at […***…] if supplied from the BeiGene Manufacturer under a BeiGene Supply Agreement; and (b) […***…].
(c)With respect to any Existing Clinical Trials, the license granted to BeiGene under Section 15.7.1(e) shall include any Novartis IP developed in the course of performing the Existing Clinical Trials that is necessary or reasonably useful to Develop and Commercialize the Licensed Product. Further, Novartis agrees to provide to BeiGene with written reports […***…] with a summary update of the material Development activities […***…] with respect to the Licensed Compound and the Licensed Product in the Existing Clinical

Trials sponsored by Novartis since Novartis’s prior report. Novartis will provide BeiGene a copy of the body of the clinical study report with respect to each Existing Clinical Trial for which Novartis is the sponsor […***…] no later than […***…] following completion of such final clinical study report.
(d)Quality Agreement. Within […***…] after this Agreement, the Parties will negotiate in good faith one or more Quality Agreements in connection with the CTCSA(s) and Novartis Supply Agreement. In the event of a discrepancy between the CTCSA or the Novartis Supply Agreement and the Quality Agreement, the Quality Agreement shall govern with respect to quality matters.
8.Trademark Assignment. In connection with the exploitation of the Licensed Products, Novartis has registered the mark TEVIMBRA® as a Novartis Trademark in a number of jurisdictions in the Territory. Novartis hereby assigns all right, title and interest in and to such TEVIMBRA® mark to BeiGene. In order to perfect such assignment of the TEVIMBRA® mark to BeiGene, the Parties shall, concurrently with the execution of this Agreement, enter into a trademark assignment agreement in respect of the TEVIMBRA® mark in the form attached hereto as Exhibit D.
9.Public Disclosure. Notwithstanding anything to the contrary contained herein, in the Prior CDA, or in the surviving provisions of the Tisle Agreement, except to the extent required to comply with the requirements of Applicable Law or the rules of any Regulatory Authority (in which case Section 12.5 of the Tisle Agreement shall apply), or in connection with required communications with contract manufacturing organizations, contract research organizations, clinical sites, investigators, or Regulatory Authorities in connection with the Transition Plan, and as explicitly agreed in this Section 8, no Party shall make any press release or similar public announcement or communication relating to the Licensed Compound, Licensed Products or the Tisle Agreement (including, in each case, the negotiation, pendency or termination thereof) or the terms of this Agreement, without obtaining the prior written consent of the other Party. The Parties have agreed to the BeiGene Press Release attached as Exhibit E to this Agreement, and the Novartis Reactive Statement document attached as Exhibit F.
10.Novartis Release of BeiGene. Novartis, for and on behalf of itself and its predecessors in interest, and its and their respective past and present, direct and indirect Affiliates, associates, members, shareholders, directors, managers, partners, officers, employees, lenders, insurers, attorneys, agents and representatives, and each of their relatives, heirs, executors, administrators, representatives, successors and assigns, whether a natural person, individual, corporation (including any not for profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization or other entity (collectively, the “Novartis Release Parties”), hereby settles and acknowledges the full and complete satisfaction of, and hereby unconditionally and irrevocably releases, acquits and forever discharges BeiGene, for and on behalf of itself and its predecessors in interest, and its and their respective past and present, direct and indirect Affiliates, associates, members, shareholders, directors, managers, partners, officers, employees, lenders, insurers, attorneys, agents and representatives, and each of their relatives, heirs, executors, administrators, representatives, successors and assigns, whether a natural person, individual, corporation (including any not for profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization or other entity (collectively, the “BeiGene Release Parties”) from, any and all manner of claims, demands, suits, causes of action, liabilities, attorneys’ fees, damages, executions, obligations, judgments, orders, debts, sums of money, liens, contracts, agreements and covenants of every kind and nature, whether known or unknown, suspected or unsuspected, concealed or hidden, choate or inchoate, vested or contingent, in law or equity, existing by statute, common law, contract or otherwise, whether now known or unknown, suspected or unsuspected, fixed or contingent, and whether or not concealed or hidden (“Claims”), that the Novartis Release Parties may have against the BeiGene Release Parties, from the beginning of the world to the date hereof, by reason of any matter, cause or thing whatsoever arising from or relating in any way to the Licensed Compound, Licensed Products, the Ancillary Agreements and the Tisle Agreement (including, in each case, the negotiation, pendency or termination thereof); but specifically excluding the right to enforce the terms of this Agreement, the Prior CDA and the surviving provisions of the Tisle Agreement and, for the avoidance of doubt, any matters unrelated to the Licensed Compound, Licensed Products, the Ancillary Agreements or the Tisle Agreement, including in the ordinary course of business of the Parties. Novartis acknowledges that this release is a general release and represents that it has been advised by its counsel of the legal and practical effect of a general release and recognizes that it is executing and delivering this release, intending hereby and thereby to be legally bound by the terms and provisions thereof of its own free will, without promises or threats of the exertion of duress. Novartis acknowledges that this release encompasses all its known and unknown claims by reason of any matter, cause or thing whatsoever arising from or relating in any way to the Licensed Compound, Licensed Products, the Ancillary Agreements and the Tisle Agreement (including, in each case, the negotiation, pendency or termination thereof). Novartis represents and warrants that it has not, and the other Novartis Release Parties have not, heretofore assigned or transferred, or purported to assign or transfer, to any Person any of the Claims released by it hereunder.
11.BeiGene Release of Novartis. BeiGene, for and on behalf of itself and the other BeiGene Release Parties, hereby settles and acknowledges the full and complete satisfaction of, and hereby unconditionally and irrevocably releases, acquits and forever discharges each of Novartis and the other Novartis Release Parties from, any and all manner of Claims that the BeiGene Release Parties may have against the Novartis Release Parties, from the beginning of the world to the date hereof, by reason of any matter, cause or thing whatsoever arising from or relating in any way to the Licensed Compound, Licensed Products, the Ancillary Agreements and the Tisle Agreement (including, in each case, the negotiation, pendency or termination thereof); but specifically excluding the right to enforce the terms of this Agreement, the Prior CDA and the surviving provisions of the Tisle Agreement and, for the avoidance of doubt, any matters unrelated to the Licensed Compound, Licensed Products, the Ancillary Agreements or the Tisle Agreement, including in the ordinary course of business of the Parties. BeiGene acknowledges that this release is a general release and represents that it has been advised by its counsel of the legal and practical effect of a general release and recognizes that it is executing and delivering this release, intending hereby and thereby to be legally bound by the terms and provisions thereof of its own free will, without promises or threats of the exertion of duress. BeiGene acknowledges that this release encompasses all its known and unknown claims by reason of any matter, cause or thing whatsoever arising from or relating in any way to the Licensed Compound, Licensed Products, the Ancillary Agreements and the Tisle Agreement (including, in each case, the negotiation, pendency or termination thereof). BeiGene represents and warrants that it has not, and the other BeiGene Release Parties have not, heretofore assigned or transferred, or purported to assign or transfer, to any Person any of the Claims released by it hereunder.
12.Waiver of Unknown Claims.
(a)Novartis, for and on behalf of itself and the other Novartis Release Parties, and BeiGene, for and on behalf of itself and the other BeiGene Release Parties, each hereby waives any and all rights or benefits conferred under any Applicable Law now in effect or in effect in the future imposing restrictions upon or prohibiting any waiver, settlement, release or discharge of unknown or unsuspected Claims. Without limiting the foregoing, with respect to any and all of Claims released hereunder, Novartis, for and on behalf of itself and the other Novartis Release Parties, and BeiGene, for and on behalf of itself and the other BeiGene Release Parties, each hereby waive the provisions, rights and benefits of California Civil Code § 1542 (to the extent it applies herein), which provides:
(i)    A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
(b)Novartis, for and on behalf of itself and the other Novartis Release Parties, and BeiGene, for and on behalf of itself and the other BeiGene Release Parties, each expressly waive, and shall be deemed to have waived, any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law or foreign law, that is similar, comparable or equivalent in effect to California Civil Code § 1542.
(c)Each of Novartis, on behalf of itself, as applicable, and the other Novartis Release Parties, and BeiGene, on behalf of itself and the other BeiGene Release Parties, acknowledges that it may hereafter discover Claims or facts in addition to or different from those which they now know or believe to exist, and which, if known or suspected at the time of execution and delivery of this Agreement, may have materially affected this Agreement or a Party’s willingness to enter into this Agreement. Nevertheless, each of Novartis, on behalf of itself, as applicable, and the other Novartis Release Parties, and BeiGene, on behalf of itself and the other BeiGene Release Parties, accept and assume the risk of such additional or different Claims or facts, and agree that it intends to fully, finally and forever settle and release all Claims that now exist, may exist, or previously existed, whether known or unknown, foreseen or unforeseen, or suspected or unsuspected as set forth in this Agreement, and that this Agreement shall be and shall remain effective notwithstanding any such additional or different Claims or facts. Each of the Parties agrees and represents that this Agreement is executed voluntarily by it with full knowledge of the fact that it prohibits them from taking any action based on such additional or different Claims or facts.
13.Covenant Not to Sue. Each of Novartis, on behalf of itself, as applicable, and the other Novartis Release Parties, and BeiGene, on behalf of itself and the other BeiGene Release Parties, agrees not to bring, file, claim, sue or cause, assist, or permit to be brought, filed, or claimed (i) any action or demand regarding or in any way related to the Claims released by it hereunder, or (ii) any action or demand challenging or disputing in any manner the enforceability of the releases under this Agreement, and further agrees that this Agreement will constitute and may be pleaded as, a bar to any such action or challenge, appeal, inquiry, dispute or other proceeding to contest, as that case may be. For purposes of clarity, the covenant not to sue contained herein shall not affect any Party’s rights to enforce the obligations of any other Party under this Agreement, the Prior CDA or the surviving provisions of the Tisle Agreement or, for the avoidance of doubt, any matters unrelated to the Licensed Compound, Licensed Products, the Ancillary Agreements or the Tisle Agreement.
14.No Admission. Nothing contained in this Agreement constitutes or shall be deemed or construed to be an admission by any Party of the truth or falsity of any Claim or any assertion by any other Party related to the facts or circumstances giving rise to any Claim. Nothing contained in this Agreement constitutes or shall be deemed or construed to be an admission by any Party of any fault or liability of any kind to any of the other Parties or to any other Person in connection with the Claims released pursuant to this Agreement, all such fault or liability being expressly denied.
15.Representations and Warranties. Each of the Parties hereby represents and warrants as follows, as of the date of this Agreement:
(a)Such Party has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by such Party of this Agreement have been duly and validly authorized and no additional corporate or stockholder authorization or consent is required in connection with the execution, delivery and performance by such Party of this Agreement.
(b)The execution, delivery and performance by such Party of this Agreement does not and will not (i) violate any provision of the certificate of incorporation, bylaws or other organizational documents of such Party, or (ii) violate or result in a breach of or constitute a default under any Applicable Law to which such Party is subject.
(c)This Agreement constitutes a valid and legally binding obligation of such Party, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, or similar Applicable Law of general applicability relating to or affecting creditors’ rights and to general equity principles.
(d)Such Party has received advice from attorneys of its choice with respect to the advisability of executing this Agreement and, prior to the execution of this Agreement, its attorneys have reviewed this Agreement.
(e)Such Party has carefully read this Agreement, knows and understands the contents of this Agreement, and signs this Agreement voluntarily.
(f)Novartis hereby represents and warrants that as of the date of this Agreement there are no Novartis Patents in existence (other than any Joint Patents, in the case a Joint Patent could also be considered a Novartis Patent).
16.Entire Agreement. This Agreement contains the entire agreement between the Parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, oral or written, with respect to such subject matter, except for the Prior CDA and the surviving provisions of the Tisle Agreement. Each Party acknowledges and agrees that, in entering into this Agreement, such Party has not relied on any promises or assurances, written or oral, that are not reflected in this Agreement.
17.Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Novartis and BeiGene, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

18.No Assignment or Benefit to Third Parties. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Applicable Law or otherwise, without the prior written consent of the other Party. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties, and the Novartis Release Parties and BeiGene Release Parties as expressly provided herein, and their respective successors, legal representatives and permitted assigns, any rights or remedies under or by reason of this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties hereto and the Persons expressly referred to herein any rights or remedies under or by reason of this Agreement. Without limiting the generality of the foregoing, the Parties expressly confirm their agreement that, in addition to Novartis and BeiGene, the other Novartis Release Parties and BeiGene Release Parties, as the case may be, shall also enjoy the benefits of the releases for their benefit made herein. In this regard, the Parties agree that such Persons shall have the right to enforce those provisions directly against the applicable releasing Person.
19.Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the state of New York without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.
20.Jurisdiction and Venue; Service of Process. Each Party agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement exclusively in the United States District Court for the Southern District of New York or any New York State court sitting in New York City and the appropriate appellate courts therefrom (the “Chosen Courts”), and solely in connection with claims arising under this Agreement (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (d) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 16.2 of the Tisle Agreement. Each Party irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement.
21.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.
22.Headings. The heading references herein are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.
23.Precedence. To the extent there is any conflict between this Agreement, the Technology Transfer Agreement, the Master Supply Agreement, or the Tisle Agreement, this Agreement shall govern, unless this Agreement expressly states otherwise.
24.Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
25.Expenses. All costs and expenses incurred in connection with this Agreement and the termination of the Tisle Agreement shall be borne by the Party incurring such costs and expenses.
26.Interpretation. The language used in this Agreement has been chosen by the Parties to express their mutual intent, and no rule of construction shall be applied against or in favor of either Party, and no Party shall be deemed the drafter of this Agreement, and the Parties waive any statute, principle or rule of law to the contrary. In this Agreement, unless the express context otherwise requires: (a) “or” is used in the inclusive sense of “and/or”; (b) the words “hereof,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (d) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”.
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IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed as of the date first above written.

NOVARTIS PHARMA AG

By:     /s/ Jen Malone
    Name: Jen Malone
    Title: Head of Oncology Strategy

By:     /s/ Mark Temples
    Name: Mark Temples
    Title: Executive Director, BD&L Partnering

BEIGENE SWITZERLAND GMBH

By:     /s/ Michael Schoen
    Name: Michael Schoen
    Title: Managing Director
[Signature Page to Tisle Termination Agreement]

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Exhibits Omitted from Mutual Termination and Release Agreement

Pursuant to Regulation S-K, Item 601(a)(5), the exhibits to the Mutual Termination and Release Agreement, as listed below, have not been filed. The Registrant agrees to furnish supplementally a copy of any omitted exhibits to the U.S. Securities and Exchange Commission upon request; provided, however, that the Registrant may request confidential treatment of omitted items.

Exhibit A:    Existing Clinical Trials
Exhibit B:    High-Level Transition Plan Key Terms
Exhibit C:    Terms of Supply & Tech Transfer
Exhibit D:    Trademark Assignment Agreement
Exhibit E:    BeiGene Press Release
Exhibit F:    Novartis Reactive Statement